Exhibit 1.1

The Walt Disney Company

(a Delaware corporation)

Fixed Rate
Medium-Term Notes

TERMS AGREEMENT

July 12, 2007

The Walt Disney Company

500 South Buena Vista Street

Burbank, California  91521

Attention:  Legal Department

Re:                               Distribution Agreement dated March 10, 2005

Reference is made to the Distribution Agreement dated March 10, 2005, which is incorporated herein by reference.  The undersigned (the “Underwriters”) severally agree to purchase the following principal amounts of Medium-Term Notes, Series C, entitled 6.00% Global Notes due 2017 (the “Notes”):

BNP Paribas Securities Corp.	$78,750,000
Credit Suisse Securities (USA) LLC	78,750,000
Goldman, Sachs & Co.	78,750,000
J.P. Morgan Securities Inc.	78,750,000
CastleOak Securities, L.P.	7,000,000
Loop Capital Markets, LLC	7,000,000
Muriel Siebert & Co., Inc.	7,000,000
Samuel A. Ramirez & Company, Inc.	7,000,000
The Williams Capital Group, L.P.	7,000,000

Total	$350,000,000

Credit Suisse Securities (USA) LLC is acting representative (the “Representative”) of the several underwriters.

Stated Maturity Date:  July 17, 2017

Original Issue Date:  July 17, 2007

Trade Date:  July 12, 2007

Issue Price:  99.777%

Discount or Commission:  0.45%

Settlement Date and Time:  July 17, 2007 at 7 a.m. Pacific Time

Additional Terms:

Interest Rate:  6.00%

Interest Payment Dates:  July 17 and January 17, commencing January 17, 2008

Day Count Convention:

30/360 for the period from July 17, 2007 to July 17, 2017

Denominations:                                                            $2,000 or any integral multiple
of $1,000 in excess of $2,000

The certificate referred to in Section 6(a) of the Distribution Agreement, the opinions referred to in Section 6(b) of the Distribution Agreement and the accountants’ letter referred to in Section 6(c) of the Distribution Agreement will not be required.  The reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the issuance and sale of the Notes will be paid by the Underwriters.  On the Settlement Date, the Company shall deliver to the Underwriters a letter, dated the Settlement Date and substantially in the form of Schedule I hereto.

In addition, solely for the purposes of this Terms Agreement, the Distribution Agreement is hereby amended as follows:

1.                                       The representation and warranties in Section 1(a) shall be deemed made as of the Applicable Time (as defined below).

2.                                       The following representations and warranties are added to Section 1(a) (Representations and Warranties) as subsections (x) and (xi):

(x)  As of the Applicable Time, the Pricing Disclosure Package did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; except that this representation and warranty does not apply to statements or omissions in the Pricing Disclosure Package made in reliance upon information furnished to the Company in writing by or on behalf of the Underwriters expressly for use therein.  “Applicable Time” means 5:00 p.m. (New York City time) on the date of this Terms Agreement.  “Pricing Disclosure Package” means the Prospectus as amended and supplemented as of the Applicable Time together with each Issuer Free Writing Prospectus listed on Schedule II hereto.  “Issuer Free Writing Prospectus” means each “issuer free writing prospectus” (as defined in Rule 433 of the 1933 Act Regulations) relating to the Notes.

(xi)  (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes and (ii) at the date of this

Terms Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 of the 1933 Act Regulations.

3.                                       Section 3 (Covenants of the Company) is amended as follows:

A.                                   to insert the words “or the Pricing Disclosure Package” following each reference to the word “Prospectus” in Section 3(d); and

B.                                     to add as subsection (i):

“Issuer Free Writing Prospectus.  The Company will comply with Rule 433 of the 1933 Act Regulations with respect to each Issuer Free Writing Prospectus.”

4.                                       Section 7 (Indemnification) is amended as follows:

A.                                   to insert the words “or any Issuer Free Writing Prospectus” following each reference to the word “Prospectus”;

B.                                     to replace the words “sale of a Note or Notes to” in clause (B) of paragraph (a)(iii) with the words “entry into the contract of sale of Notes with;” and

C.                                     to insert the following in Section 7(a)(iii)(B) following the first reference to the word “supplemented”:

“reasonably sufficiently far in advance of the Applicable Time so as to permit delivery of such Issuer Free Writing Prospectus to investors immediately at such time,”.

5.                                       The following section is added as Section 14:

“Covenant of the Underwriters.  Each Underwriter covenants with the Company that, except as provided herein, unless it has obtained or will obtain, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations) required to be filed by the Company with the Commission or retained by the Company under Rule 433 of the 1933 Act Regulations.  Notwithstanding anything to the contrary contained herein, the Company consents to the use by the Underwriters of a free writing prospectus that contains only (a)(i) information describing the preliminary terms of the Notes or their offering or (ii) information that describes the final terms of the Notes and that is included in the final term sheet of the Company listed on Schedule I hereto or (b) other customary information that is neither “issuer information,” as defined in Rule 433, or otherwise an Issuer Free Writing Prospectus.”

Default by One or More of the Underwriters:  If one or more of the Underwriters shall fail at the Original Issue Date to purchase the Notes which it or they are obligated to purchase under this Terms Agreement (the “Defaulted Notes”), Credit Suisse Securities (USA) LLC shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters satisfactory to the Company, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, Credit Suisse Securities (USA) LLC shall not have completed such arrangements within such 24-hour period, then:

(a)                                  if the number of Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes to be purchased hereunder, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b)                                 if the number of Defaulted Notes exceeds 10% of the aggregate principal amount of the Notes to be purchased hereunder, this Terms Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this provision shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Terms Agreement, Credit Suisse Securities (USA) LLC or The Walt Disney Company (the “Company”) shall have the right to postpone the Original Issue Date for a period not exceeding seven days in order to effect any required changes in the pricing supplement dated July 12, 2007 relating to the Notes or in any other documents or arrangements.

European Economic Area:  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State, or where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and  including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

•                        to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•                        to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•                        in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive.  The expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.  References to “€” are to euros.

United Kingdom:  Each Underwriter represents and agrees that:

•                        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21  or the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•                        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Each Underwriter severally represents to and agrees with the Company that it has not offered, sold or delivered and that it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the pricing supplement and accompanying prospectus supplement and prospectus or any other material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof.

Without prejudice to the other provisions of this Terms Agreement and the Distribution Agreement, and except for registration under the 1933 Act and compliance with the 1933 Act Regulations, the Company shall not have any responsibility for, and each Underwriter severally agrees with the Company that each such Underwriter and its respective affiliates will obtain, any consent, approval or authorization required by them for the subscription, offer, sale or delivery by them of any of the Notes under the laws and regulations in force in any foreign jurisdiction to which they are subject or in or from which they make such subscription, offer, sale or delivery of any of the Notes.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Underwriters a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Company and the Underwriters in accordance with its terms.

Very truly yours,

Credit Suisse Securities (USA) LLC

By:	/s/ Helena Willner
Title: Director

For itself and as Representative of the other Underwriters named herein.

Accepted:

THE WALT DISNEY COMPANY

By:	/s/ Christine M. McCarthy
Title: Executive Vice President-Corporate Finance
and Real Estate and Treasurer

SCHEDULE I

July 17, 2007

BNP Paribas Securities Corp.

CastleOak Securities, L.P.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

J.P. Morgan Securities Inc.

Loop Capital Markets, LLC

Muriel Siebert & Co., Inc.

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

Gentlemen:

I am Senior Vice President-Deputy General Counsel-Corporate of The Walt Disney Company, a Delaware corporation (“Disney”), and have acted as such in connection with the issuance and sale by Disney of Medium-Term Notes, Series C, entitled (i) Floating Rate Global Notes due 2010 (the “Floating Rate Notes”) pursuant to the Terms Agreement, dated July 12, 2007 (the “Floating Rate Notes Terms Agreement”), between Disney and each of BNP Paribas Securities Corp., CastleOak Securities, L.P., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Loop Capital Markets, LLC, Muriel Siebert & Co., Inc., Samuel A. Ramirez & Company, Inc. and The Williams Capital Group, L.P. (collectively, the “Underwriters”) and (ii) 6.00% Global Notes due 2017 (the “Fixed Rate Notes”, and together with the Floating Rate Notes, the “Notes”) pursuant to the Terms Agreement, dated July 12, 2007 (the “Fixed Rate Notes Terms Agreement” and together with the Floating Rate Notes Terms Agreement, the “Terms Agreements”), between Disney and each of the Underwriters.

This letter is being furnished to you pursuant to the Terms Agreements.

In connection with this letter, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for this letter, including (a) the Registration Statement on Form S-3 (Registration No. 333-122139), filed with the Securities and Exchange Commission (the “Commission”) on January 19, 2005, as amended by Amendment No. 1 thereto, filed with the Commission on February 4, 2005 (such Registration Statement (including the documents incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus pursuant to Item 12 of Form S-3 under the 1933 Act (the “Incorporated Documents”)) and Amendment No. 1 thereto being hereinafter referred to collectively as the “Registration Statement”), pertaining to $5,000,000,000 aggregate offering price of Disney’s debt securities and other securities (the “Securities”), (b) the Prospectus, dated February 8, 2005, and the accompanying Prospectus Supplement, dated March 10, 2005 and Pricing Supplement, dated July 12, 2007, relating to the Notes, each of which were filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the 1933 Act (such Prospectus (including the

Incorporated Documents), Prospectus Supplement and Pricing Supplement being hereinafter referred to collectively as the “Prospectus”), (c) executed copies of the Terms Agreements, (d) the Pricing Term Sheet attached as Schedule II to the Floating Rate Notes Terms Agreement (“Floating Rate Notes Term Sheet”), and (e) the Pricing Term Sheet attached as Schedule II to the Fixed Rate Notes Terms Agreement (“Fixed Rate Notes Term Sheet”).

I have made such inquiry of such officers of Disney and its subsidiaries and counsel for Disney and examined such corporate records, certificates of officers of Disney, officers of Disney’s subsidiaries and of public officials and such other documents and such questions of law and fact as I have considered necessary or appropriate for the purposes of this letter.  In connection with my participation in the preparation of the Registration Statement, Prospectus and the Term Sheets, I have not verified, independently, nor do I pass upon or assume any responsibility for, explicitly or implicitly, the accuracy, completeness or fairness of the statements contained therein.

Based upon and subject to the foregoing, nothing has come to my attention that leads me to believe that (a) the Registration Statement at the time such Registration Statement became effective contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Pricing Disclosure Package, at the Applicable Time, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (c) the Prospectus, as of the date of the Terms Agreements or as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, I express no opinion with respect to the financial statements, schedules and other financial data included or incorporated by reference therein or excluded therefrom or the exhibits to the Registration Statement, including the Trustee’s Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended.  As used in this paragraph, “Pricing Disclosure Package” means the base Prospectus dated as of February 8, 2005, and the accompanying Prospectus Supplement dated as of March 10, 2005 together with the Floating Rate Notes Term Sheet and the Fixed Rate Notes Term Sheet.

This letter is rendered to you, in your capacity as Underwriters, in connection with the offering and sale of the Floating Rate Notes and the Fixed Rate Notes, and this letter may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose or by any other person without my prior express written permission.

Very truly yours,

2

SCHEDULE II

Filed Pursuant to Rule 433
Registration No. 333-122139
Pricing Term Sheet

The Walt Disney Company
6.00% Global Notes Due 2017

Issuer:	The Walt Disney Company

Title of Securities:	6.00% Global Notes Due 2017

Ratings:	A2 / A-

Trade Date:	July 12, 2007

Settlement Date (T+3):	July 17, 2007

Maturity Date:	July 17, 2017

Aggregate Principal Amount Offered:	$350,000,000

Price to Public (Issue Price):	99.777% plus accrued interest, if any, from July 17, 2007

Interest Rate:	6.00% per annum

Interest Payment Dates:	Semi-annually on each July 17 and January 17, commencing on January 17, 2008.

Additional Amounts:	Upon certain customary events, the Company may be required to pay as additional interest certain additional amounts in respect of certain tax withholdings.

Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 15 basis points.

Tax Redemption:	Redeemable at the Company’s option at 100% of the principal amount of the notes upon certain customary tax events.

Joint Bookrunners:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. J.P. Morgan Securities Inc.

Co-Managers:	CastleOak Securities, L.P. Loop Capital Markets, LLC Muriel Siebert & Co., Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, or Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, or Goldman, Sachs & Co. toll-free at 1-866-471-2526, or J.P. Morgan Securities Inc. collect at 212-834-4533.